EXHIBIT 1.A.(5)(d)


                                 SELECT*LIFE II
                               POLICY ILLUSTRATION
                                Variable Account

THE PURPOSE OF THIS ILLUSTRATION IS TO SHOW HOW THE PERFORMANCE OF THE UNDERLYING VARIABLE INVESTMENT OPTIONS COULD AFFECT THE POLICY CASH VALUE AND DEATH BENEFIT ASSUMING THE CURRENT POLICY COSTS CONTINUE. THIS ILLUSTRATION IS HYPOTHETICAL AND MAY NOT BE USED TO PROJECT OR PREDICT INVESTMENT RESULTS.

PREMIUMS ARE PAID AT THE BEGINNING OF THE YEAR. THE CASH VALUE AND DEATH BENEFIT ARE SHOWN AS OF THE END OF EACH POLICY YEAR.

PREPARED FOR:

   Male 40 Nonsmoker

Initial Total Face Amount: $100,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,200.00

                         ------------------------------CURRENT POLICY COSTS-----------------------------
                              0.00% GROSS HYPOTHETICAL RETURN       12.00% GROSS HYPOTHETICAL RETURN
                           (-1.72% NET YRS 1-10, -1.27% YRS 11+)   (10.28% NET YRS 1-10, 10.73% YRS 11+)
                         -------------------------------------------------------------------------------
End    End                    Accum        Cash                       Accum        Cash
 of   of Yr    Premium       ulation     Surrender      Death        ulation     Surrender      Death
 Yr    Age     Outlay         Value        Value       Benefit        Value        Value       Benefit
 --    ---     ------         -----        -----       -------        -----        -----       -------
  1   41      1,200           809            0         100,000          924            0       100,000
  2   42      1,200         1,589            0         100,000        1,928          288       100,000
  3   43      1,200         2,342          132         100,000        3,020          810       100,000
  4   44      1,200         3,065          665         100,000        4,205        1,805       100,000
  5   45      1,200         3,757        1,357         100,000        5,493        3,093       100,000
            -------
              6,000

  6   46      1,200         4,416        2,256         100,000        6,893        4,733       100,000
  7   47      1,200         5,043        3,123         100,000        8,416        6,496       100,000
  8   48      1,200         5,635        3,955         100,000       10,074        8,394       100,000
  9   49      1,200         6,190        4,750         100,000       11,878       10,438       100,000
 10   50      1,200         6,707        5,507         100,000       13,843       12,643       100,000
            -------
             12,000

 15   55      1,200         8,767        8,767         100,000       27,242       27,242       100,000

 20   60      1,200         9,186        9,186         100,000       48,709       48,709       100,000

 25   65      1,200         8,354        8,354         100,000       85,448       85,448       104,247

 30   70      1,200         3,476        3,476         100,000      146,470      146,470       169,906

 35   75      1,200             0            0               0      246,035      246,035       263,258

 40   80      1,200             0            0               0      410,252      410,252       430,765

 45   85      1,200             0            0               0      673,806      673,806       707,497

                         ------------------------------CURRENT POLICY COSTS-----------------------------
                              0.00% GROSS HYPOTHETICAL RETURN       12.00% GROSS HYPOTHETICAL RETURN
                           (-1.72% NET YRS 1-10, -1.27% YRS 11+)   (10.28% NET YRS 1-10, 10.73% YRS 11+)
                         -------------------------------------------------------------------------------
End    End                    Accum        Cash                       Accum        Cash
 of   of Yr    Premium       ulation     Surrender      Death        ulation     Surrender      Death
 Yr    Age     Outlay         Value        Value       Benefit        Value        Value       Benefit
 --    ---     ------         -----        -----       -------        -----        -----       -------

 50   90      1,200             0            0               0    1,089,721    1,089,721     1,144,207

 55   95      1,200             0            0               0    1,771,771    1,771,771     1,789,489

* Year 32, Month 11
  Based on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                               POLICY ILLUSTRATION
                                Variable Account

THE PURPOSE OF THIS ILLUSTRATION IS TO SHOW HOW THE PERFORMANCE OF THE UNDERLYING VARIBLE INVESTMENT OPTIONS COULD AFFECT THE POLICY CASH VALUE AND DEATH BENEFIT ASSUMING THE MAXIMUM POLICY COSTS GUARANTEED IN THE POLICY WERE CHARGED. THIS ILLUSTRATION IS HYPOTHETICAL AND MAY NOT BE USED TO PROJECT OR PREDICT INVESTMENT RESULTS.

PREMIUMS ARE PAID AT THE BEGINNING OF THE YEAR. THE CASH VALUE AND DEATH BENEFIT ARE SHOWN AS OF THE END OF EACH POLICY YEAR.

PREPARED FOR:

   Male 40 Nonsmoker

Initial Total Face Amount: $100,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,200.00

                         -------------------------MAXIMUM GUARANTEED POLICY COSTS-----------------------
                              0.00% GROSS HYPOTHETICAL RETURN       12.00% GROSS HYPOTHETICAL RETURN
                                    (-1.72% NET RETURN)                    (10.28% NET RETURN)
                         -------------------------------------------------------------------------------
End    End                    Accum        Cash                       Accum        Cash
 of   of Yr    Premium       ulation     Surrender      Death        ulation     Surrender      Death
 Yr    Age     Outlay         Value        Value       Benefit        Value        Value       Benefit
 --    ---     ------         -----        -----       -------        -----        -----       -------
  1   41      1,200           743            0         100,000          854            0       100,000
  2   42      1,200         1,458            0         100,000        1,779          139       100,000
  3   43      1,200         2,143            0         100,000        2,782          572       100,000
  4   44      1,200         2,799          399         100,000        3,868        1,468       100,000
  5   45      1,200         3,423        1,023         100,000        5,045        2,645       100,000
            -------
              6,000

  6   46      1,200         4,015        1,855         100,000        6,321        4,161       100,000
  7   47      1,200         4,571        2,651         100,000        7,704        5,784       100,000
  8   48      1,200         5,092        3,412         100,000        9,205        7,525       100,000
  9   49      1,200         5,575        4,135         100,000       10,834        9,394       100,000
 10   50      1,200         6,019        4,819         100,000       12,604       11,404       100,000
            -------
             12,000

 15   55      1,200         7,480        7,480         100,000       24,009       24,009       100,000

 20   60      1,200         7,138        7,138         100,000       41,448       41,448       100,000

 25   65      1,200         3,813        3,813         100,000       69,336       69,336       100,000

 30   70      1,200             0            0               0      116,040      116,040       134,606

 35   75      1,200             0            0               0      190,699      190,699       204,049

 40   80      1,200             0            0               0      310,845      310,845       326,387

 45   85      1,200             0            0               0      496,919      496,919       521,765

                         -------------------------MAXIMUM GUARANTEED POLICY COSTS----------------------
                              0.00% GROSS HYPOTHETICAL RETURN       12.00% GROSS HYPOTHETICAL RETURN
                                     (-1.72% NET RETURN)                   (10.28% NET RETURN)
                         ------------------------------------------------------------------------------
End    End                    Accum        Cash                       Accum        Cash
 of   of Yr    Premium       ulation     Surrender      Death        ulation     Surrender      Death
 Yr    Age     Outlay         Value        Value       Benefit        Value        Value       Benefit
 --    ---     ------         -----        -----       -------        -----        -----       -------

 50   90       1,200              0            0             0      776,614      776,614       815,445

 55   95       1,200              0            0             0    1,221,467    1,221,467     1,233,682

* Year 28, Month 10
  Based on the maximum guaranteed costs and a 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                  VALUABLE INFORMATION ABOUT YOUR ILLUSTRATION

This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

The values illustrated comply with the Internal Revenue Code definition of life insurance.

Premium Outlay is the total of out of pocket expense. The premium outlay represents the premiums paid, less any withdrawals and loans, plus loan interest paid in cash. The premium outlay is shown on an annual basis.

GROSS HYPOTHETICAL RETURNS. The gross hypothetical returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your registered representative or ReliaStar Life Insurance Company that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy will be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.

VARIABLE INVESTMENT OPTIONS. The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on the choice of variable investment options, a hypothetical gross rate of return, policy charges, and the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus. The arithmetic average of the annual expenses of all variable investment options is 0.82%

After deduction of the portfolio operating expenses and the mortality and expense risk charge, illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -1.72% and 10.28% respectively for amounts invested in the variable investment options. For current costs, the mortality and expense risk charge on an annual basis is equal to 0.90% of the Variable Account assets for years one through ten, and 0.45% thereafter. For maximum guaranteed costs, the mortality and expense risk charge on an annual basis is equal to 0.90% in years one through ten, and 0.90% thereafter.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times invested according to the illustrated allocations. Variable investment options can be changed or transferred between the investment options of the policy without creating a taxable event. Currently, there is no charge on the first 24 transfers in a policy year, but there is a charge of $25.00 for each subsequent transfer. We reserve the right to limit tranfers to four per policy year and charge $25.00 for every transfer.

SALES CHARGE REFUND. Cash surrender value does not include the sales charge refund. Based on current charges, the sales charge refund would be $96.30 at the end of policy year 1 and $732 at the end of policy year 2. Based on guaranteed charges, the sales charge refund would be $26.41 at the end of policy year 1 and $732 at the end of policy year 2. A sales charge refund may also apply for 24 months following any increase in face amount.

F1XED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 4% on amounts credited to the account. ReliaStar Life Insurance Company has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your Registered Representative.

DEATH BENEFIT GUARANTEE. A death benefit guarantee is in effect until the insured reaches age 65 (or for 5 policy years, if longer) provided minimum premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee prevents the policy from lapsing even if the cash surrender value is not sufficient to cover the monthly deduction due. The death benefit guarantee, while in effect, provides for payment of the policy death benefit regardless of the variable investment option performance. Please see the Prospectus for a full explanation of this provision.

MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $85.33 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases or decreases are made in any of the policy benefits.

DEDUCTIONS AND CHARGES. A premium expense charge is deducted from each premium paid. The accumulation value of the policy is subject to several charges: a monthly administration charge, a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 15 years and the first 15 years following any requested increase in the face amount.

TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a Modified Endowment Contract (MEC). Distributions from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 59-1/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

ISSUER. Select*Life II is a product of ReliaStar Life Insurance Company located at 20 Washington Avenue South, Minneapolis, MN 55401. The general distributor is Washington Square Securities, Inc., an affiliated company, member NASD/SIPC, located at 20 Washington Avenue South, Minneapolis, MN 55401 (612-372-5507). Form #84-662 (may vary by state).

INITIAL PREMIUM LIMITS SUMMARY.
  Minimum First Year Annual Premium:     $1,023.96
  Guideline Level Premium:               $1,687.72
  Guideline Single Premium:             $19,153.40
  MEC 7-pay Premium:                     $4,440.40

                       ILLUSTRATION SUMMARY AND DISCLOSURE
                                Variable Account

THIS PAGE SUMMARIZES INFORMATION FROM THE PREVIOUS LEDGER PAGES AND OUTLINES SOME IMPORTANT POLICY PROVISIONS. REVIEW THE INFORMATION PRESENTED BELOW. IF ACCEPTABLE, SIGN, DATE, AND RETURN THIS ILLUSTRATION, ALONG WITH THE APPLICATION FOR INSURANCE, TO RELIASTAR LIFE INSURANCE COMPANY.

PREPARED FOR:

Craig Krogstad
   Male 40 Nonsmoker

Initial Total Face Amount: $100,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,200.00

This summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.

-------------------------------------------------------------------------------------------------------------------------------
                             GUARANTEED COSTS                                     CURRENT COSTS
                        0.00% GROSS ANNUAL RETURN         0.00% GROSS ANNUAL RETURN            12.00% GROSS ANNUAL RETURN
                           (-1.72% NET RETURN)      (-1.72% NET YRS 1-10, -1.27% YRS 11+) (10.28% NET YRS 1-10, 10.73% YRS 11+)
-------------------------------------------------------------------------------------------------------------------------------
Year 10, Age 50
 Cash Surrender Value:              4,819                             5,507                                12,643
 Death Benefit:                   100,000                           100,000                               100,000

Year 20, Age 60
 Cash Surrender Value:              7,138                             9,186                                48,709
 Death Benefit:                   100,000                           150,000                               100,000

Projected year when
 Death Benefit Ends:                   67                                71                                    95
-------------------------------------------------------------------------------------------------------------------------------

You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.



I UNDERSTAND THAT:

PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company.

RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the po1icy and the underlying portfolio. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

INSURANCE PROTECTION. The policy provides insurance protection until age 95, if the cash surrender value, as explained in the Prospectus, is sufficient to pay the monthly charges. The policy remains in force during the death benefit guarantee period, without regard to the cash surrender value, if on each monthly anniversary as described in the policy the total premiums paid, less any partial withdrawals or policy loans, equals or exceeds the total required premium payments specified in the policy.

VARIABLE INVESTMENT OPTIONS ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more variable investment options, (up to 17 over the life of the policy) each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premiums to a variable investment option, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any variable investment option(s) is guaranteed. I may also allocate net premiums to the Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 4.0%. (The Fixed Account is not available in New Jersey).

SELECTED PORTFOLIO. The variable investment options have varying portfolio operating expenses. This illustration assumes the arithmetic average of the annual expense of all variable investment options is 0.82%.

ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The cash value feature is based on the value of the variable investment options underlying the policy. The cash value is not guaranteed, and because of the risk inherent in a variable policy, it may lose value. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative charges and mortality and expense risks assumed by the Company. If I surrender the policy or allow it to lapse during the first 15 years after issue or an increase, a surrender charge will be imposed.

LOANS AND WITHDRAWALS. Policy loans and partial cash withdrawals are available, subject to certain limits and charges as explained in the Prospectus. Excessive policy loans and withdrawals may cause the policy to lapse. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and the policy may lapse. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate. Policy loans and withdrawals will reduce the policy's death benefit and available cash value.

TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus "Federal Tax Matters", is not intended to be a complete description of the tax status of the policy.



--------------------------------------------        ----------------
APPLICANT OR POLICY OWNER                           DATE



----------------      ----------------------
DATE OF PROSPECTUS    PROSPECTUS FORM NUMBER




--------------------------------------------        ----------------
                                                    DATE

                          VARIABLE INVESTMENT OPTIONS

The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on the choice of variable investment options, a hypothetical gross rate of return, policy charges, and the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus.

                                                                        Actual
                                                                       Portfolio
                                                                       Operating
Variable Investment Options                                             Expense
---------------------------                                             -------

AIM V.I. Dent Demographic Trends Fund (ADT)                              1.40%
Alger American Growth Portfolio (AGR)                                    0.79%
Alger American Leveraged AllCap Portfolio (ALA)                          0.93%
Alger American MidCap Growth Portfolio (AMG)                             0.85%
Alger American Small Capitalization Portfolio (ASC)                      0.90%
Fidelity VIP Equity-Income Portfolio -- Initial Class (FEI)              0.56%
Fidelity VIP Growth Portfolio -- Initial Class (FGP)                     0.65%
Fidelity VIP High Income Portfolio -- Initial Class (FHI)                0.69%
Fidelity VIP Money Market Portfolio -- Initial Class (FMM)               0.27%
Fidelity VIP II Contrafund Portfolio -- Initial Class (FCF)              0.65%
Fidelity VIP II Investment Grade Bond Portfolio -- Initial Class (FIG)   0.54%
Fidelity VIP II Index 500 Portfolio -- Initial Class (FIN)               0.28%
Janus Aspen Series Aggressive Growth Portfolio (JAG)                     0.67%
Janus Aspen Series Growth Portfolio (JGP)                                0.67%
Janus Aspen Series International Growth Portfolio (JIG)                  0.76%
Janus Aspen Series Worldwide Growth Portfolio (JWG)                      0.70%
Neuberger Berman AMT Limited Maturity Bond Portfolio (NLM)               0.76%
Neuberger Berman AMT Partners Portfolio (NNP)                            0.87%
Neuberger Berman AMT Socially Responsive Portfolio (NSR)                 1.53%
OCC Equity Portfolio (OEP)                                               0.91%
OCC Global Equity Portfolio (OGE)                                        1.10%
OCC Managed Portfolio (OMP)                                              0.83%
OCC Small Cap Portfolio (OSC)                                            0.89%
Pilgrim VP SmallCap Opportunities Portfolio (NIG)                        0.90%
Pilgrim VP Growth Opportunities Portfolio (PGO)                          0.90%
Pilgrim VP Growth + Value Portfolio (NGF)                                0.80%
Pilgrim VP High Yield Bond Portfolio (NHY)                               0.80%
Pilgrim VP International Value Portfolio (NIV)                           1.00%
Pilgrim VP MagnaCap Portfolio (PMP)                                      0.90%
Pilgrim VP MidCap Opportunities Portfolio (PMO)                          0.90%
Pilgrim VP Research Enhanced Index Portfolio (NMS)                       0.90%
Putnam VT Growth and Income Fund -- Class IA Shares (PGI)                0.50%
Putnam VT New Opportunities Fund -- Class IA Shares (PNO)                0.59%
Putnam VT Voyager Fund -- Class IA Shares (PVY)                          0.57%

Arithmetic average of the annual expenses of all variable
investment options                                                       0.82%

In this illustration, investments have been allocated to each of the variable investment options in an equal proportion. This expense allocation cannot be achieved because the policy owner may allocate up to 17 variable investment options over the life of the policy. We recommend that you review an illustration with your planned allocation, as it will likely differ.

After deduction of the portfolio operating expenses and the mortality and expense risk charge, illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -1.72% and 10.28% respectively for amounts invested in the variable investment options.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times invested according to the illustrated allocations.

These are assumed values which are not guaranteed and your actual experience may vary. See the summary pages for assumptions and guaranteed values.